UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2019 annual meeting of shareholders (the “2019 Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation.

On August 13, 2019, Land & Buildings issued the following press release:

Land & Buildings Issues Letter to Brookdale Shareholders

–    Releases Green Street Advisors’ Report Valuing Brookdale at $13.60 per share to Allow Shareholders to Draw their Own Conclusions Regarding the Best Path Forward for Brookdale –

–    Highlights Board’s Unwillingness to Meaningfully Engage with Land & Buildings –

–    States Proxy Contest is Not About a Potential REIT, But Whether Current Directors Are Best Equipped to Properly Evaluate Range of Strategic and Operational Opportunities Available to Maximize Value –

–    Believes Land & Buildings’ Two Highly Qualified Director Nominees - Jay Flaherty and Jon Litt - Can Help Reverse Brookdale’s Trend of Underperformance and Shareholder Value Destruction and Instill Much Needed Accountability –

Stamford, CT (August 13, 2019) – Today Land and Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”) issued the following open letter to shareholders of Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”):

Dear Fellow Brookdale Shareholders:

On August 6th Brookdale’s CEO Cindy Baier stated on the Company’s second quarter conference call that Brookdale believes its “turnaround” is working and that all that is needed is more time.

Unfortunately, the reality remains that based on all relevant measures this Board of Directors (the “Board”) and management team have failed to create shareholder value. Equally concerning, they have demonstrated a lack of willingness to meaningfully engage with Land & Buildings or its director nominees around how to potentially reverse this half-decade-long trend of underperformance.

In our view, when considering the credibility and troubling track record of this Board, the litany of value maximizing and shareholder-friendly options that Brookdale has refused to act on or implement speaks volumes, including:

×	Immediate destaggering of the Board
×	Allowing shareholders to call a special meeting
×	Holding annual meetings on a regularly scheduled basis
×	Selling owned real estate as long as shares trade at a material discount to net asset value (NAV)
×	Hiring third-party operators to manage underperforming owned real estate
×	Separating the Company into a REIT and operator
×	Sale of the Company, including since leases were restructured

We understand that Brookdale is currently seeking to replace its two retiring Board members with two new individuals. Rather than appoint Land & Buildings’ two highly-qualified director candidates, Jay Flaherty and Jon Litt, who we believe have the deep healthcare, real estate and finance experience necessary to maximize value for all Brookdale shareholders, this Board has chosen to engage in a costly proxy contest in order to, in our view, preserve the troubling status quo. Brookdale is also in the process of hiring a new President – whose job specifications appear to be duplicative with those of the CEO – which we believe is an acknowledgement that the Board and management team have not been up to the task of turning around the Company. Given the current Board’s apparent inability to act in the best interests of all shareholders and provide effective oversight of the Company, do we truly expect that these decisions should be solely left up to them?

Conversely, one action Brookdale did take was to state on its recent earnings call that creating a separate Brookdale REIT alongside a Brookdale operator would not create value and that Green Street Advisors’ analysis contained “fundamental flaws”. Green Street is the preeminent independent research and advisory firm concentrating on the commercial real estate industry.

Unfortunately, neither Brookdale nor its advisors have accepted direct invitations from Land & Buildings to sit down with us and Green Street to evaluate the analysis and help us understand exactly which elements of it are so misinformed. Further, Land & Buildings’ conversations with Bank of America Merrill Lynch, one of Brookdale’s advisors, prior to the bank being retained by the Company, seemed to indicate a very different view on the substantial value creation of a potential Brookdale PropCo/OpCo.

We believe it is in the best interest of shareholders to have full transparency into Green Street's analysis to draw their own conclusions.

The full report is available here:

https://landandbuildings.com/content/uploads/2019/08/Green-Street-BKD-Analysis-August-2019.pdf

Key findings from the Green Street report include:

•	PropCo/OpCo Combined Value of $13.60 per share, a ~70% increase over current share price
•	Owned real estate value of $5.6 billion at a 6.9% cap rate
•	Operator equity market cap of $616 million at a ~10x EBITDA multiple

Key assumptions from the Green Street analysis, which was prepared using Brookdale’s public disclosure, include:

•	Brookdale PropCo valued at $10.30 per share
o	Green Street believes it could trade at a 15% premium to NAV compared to 23% for comparable publicly traded healthcare REITs
o	0% forward NOI growth
o	Owned senior housing assets are 100% in RIDEA structure
o	Equity offering at creation of REIT of $1.5 billion at a 5% discount to fair value, equity offering consistent with other REIT listings and recommended by Bank of America
o	Net leverage similar to comparable publicly traded healthcare REITs
o	Leased assets remain in PropCo

•	OpCo valued at $3.30 per share
o	Asset-lite pure operator with no corporate debt
o	Earns fee from managing PropCo assets under a RIDEA structure, leaving OpCo with no lease obligations
o	Health Care Services in OpCo
o	Positioned as dominant manager in senior housing sector

Green Street’s findings are quite compelling, in our view, suggesting ~70% upside to the current share price. In addition, there could be meaningful additional upside at PropCo and OpCo above the valuations presented in the Green Street analysis, including from:

•	Lower applied cap rate for Brookdale REIT: Healthcare REIT peers HCP, Ventas, Welltower trade at ~5% implied cap rates in the public markets and several large senior housing transactions in 2019 have traded at ~5% or sub-5% cap rates versus 6.9% in the Green Street analysis
•	Further cap rate compression: Lower interest rates and increased confidence in forward NOI growth could lead to lower cap rates in the private market for senior housing real estate
•	Positive NOI growth: Brookdale management team has guided to a return to growth in 2020 vs. Green Street assuming 0% forward NOI growth

•	Accretive external growth: Potential for Brookdale REIT to engage in value-creating acquisitions and development given potential for significantly improved cost of capital
•	Diversification: Brookdale REIT could improve valuation over time as it grows and diversifies beyond the Brookdale operator
•	Potential M&A: Brookdale REIT and operator will have a new opportunity to explore potential sales or mergers given more optimized structures

Notwithstanding this compelling analysis, one thing we want to make absolutely clear is that this proxy contest is not about whether a PropCo/OpCo structure is best for Brookdale. A REIT conversion is simply one of the many avenues available to Brookdale to maximize value. This contest is a referendum on the Company's historical underperformance and whether the directors in place today are best equipped to reverse this trend and properly evaluate the range of strategic and operational opportunities available to maximize value for all Brookdale shareholders. We believe the answer is a resounding NO. The status quo is simply no longer tenable.

Land & Buildings’ two director candidates, Jay Flaherty and Jon Litt, for election to the Board at the Company’s 2019 Annual Meeting, have the deep healthcare, real estate and finance experience necessary, in our view, to help maximize value for all Brookdale shareholders and instill the much needed accountability in the boardroom.

Sincerely,

Jonathan Litt

Founder & Chief Investment Officer

Land & Buildings

Media Contacts:
Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
Dzacchei@sloanepr.com
JGermani@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC together with the other participants named herein (collectively, "Land & Buildings"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of Brookdale Senior Living, Inc., a Delaware corporation (“BKD” or the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Opportunity”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”), Jonathan Litt and James F. Flaherty III.

As of the date hereof, L&B Capital directly owns 1,306,967 shares of Common Stock, $0.01 par value, of the Company (the "Shares”). As of the date hereof, L&B Opportunity directly owns 1,464,337 Shares. As of the date hereof, 3,599,903 Shares were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B GP, as the general partner of each of L&B Capital and L&B Opportunity, may be deemed the beneficial owner of the (i) 1,306,967 Shares owned by L&B Capital and (ii) 1,464,337 Shares owned by L&B Opportunity. L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of the (i) 1,306,967 Shares owned by L&B Capital, (ii) 1,464,337 Shares owned by L&B Opportunity, and (iii) 3,599,903 Shares held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 1,306,967 Shares owned by L&B Capital, (ii) 1,464,337 Shares owned by L&B Opportunity, and (iii) 3,599,903 Shares held in the Managed Accounts. As of the date hereof, Mr. Flaherty does not own any Shares.